Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Monday, November 10, 2003

PRECISION OPTICS CORPORATION ANNOUNCES

FIRST QUARTER RESULTS

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced operating results on an unaudited basis for the first quarter of fiscal year 2004 ended September 30, 2003. All shares and per share data reflect the effects of a 1-for-6 reverse stock split that became effective on January 29, 2003.

First Quarter Operating Results

Revenues – For the quarter ended September 30, 2003, revenues were $638,806 compared to $542,443 for the same period last year, an increase of 17.8%.  Revenues in the quarter increased 75.5% sequentially from the preceding quarter.

Net Loss – For the quarter ended September 30, 2003, net loss was $636,449 or $0.36 per basic and diluted share. This was 19.6% less than the net loss of $791,891, or $0.45 per share, for the same period last year. It was also 36.9% less than the net loss for the preceding quarter. Net loss for the quarter ended June 30, 2003 was $1,008,172, or $0.58 per share, including asset impairment charges of $123,511. The weighted average common shares outstanding were 1,752,052 during each period.

Customer Relationships

As previously announced, the Company began production of a specialty endoscope for cardiac surgical applications in late spring, following the receipt of orders totaling approximately $335,000 from a new customer. Endoscopes representing approximately $21,000 of these orders were delivered during the quarter ended June 30, 2003, with the balance delivered during the quarter ending September 30, 2003, following certain new design features requested by the customer. Additional follow-on orders for this product are anticipated.

Cash Flow and Expenditures

Cash and cash equivalents decreased by approximately $754,000 for the quarter ended September 30, 2003, compared to a decrease of approximately $284,000 for the quarter ended June 30, 2003. This increased cash usage is attributable primarily to reduced cash collections resulting from a reduction in business from a major endoscope customer in the preceding quarter. Receivables at September 30, 2003 were up by approximately $181,000 from June 30, 2003, due primarily to the higher sales volume in the quarter. Also contributing to the higher receivables at September 30, 2003, and thus the higher cash usage, was the pattern of shipments during the quarter, with more than 45% occurring during the last month.

Capital equipment expenditures during the quarter ended September 30, 2003 were approximately $25,000, up 63% from the same period in 2002. Future capital expenditures will depend on future sales and the success of ongoing research and development efforts.

For the quarter ended September 30, 2003, research and development expenses were approximately $267,000, down 14% from $310,000 a year earlier. Quarterly R&D expenses are expected to remain at this lower level for the foreseeable future, but will ultimately depend on the Company’s assessment of new product opportunities.

Outlook

The Company expects its recent pattern of quarter-to-quarter revenue fluctuations to continue, due to the uncertain timing of individual orders and their size in relation to total revenues. On a year-over-year basis, several measures of the Company’s financial health have shown significant improvement, including revenues, gross profit and operating expenses, which the Company attributes to a combination of cost control measures and improving conditions in some markets. The Company is confident in the value of its technology and expertise both in medical and surgical applications and elsewhere. The Company continues to move forward with new products and technical innovations, while maintaining strict controls on R&D spending.

About Precision Optics

Precision Optics Corporation, a leading developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality optical thin film coatings, medical instruments, and other advanced optical systems.  The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures.  Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products.  For more information, visit www.poci.com.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002
(UNAUDITED)

	2003	2002

REVENUES	$638,806	$542,443

COST OF GOODS SOLD	586,263	531,738

Gross Profit	52,543	10,705

RESEARCH and DEVELOPMENT EXPENSES	267,070	310,056

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	429,330	502,229

LOSS ON SALE OF ASSETS HELD FOR SALE	—	5,439

Total Operating Expenses	696,400	817,724

Operating Loss	(643,857)	(807,019)

INTEREST INCOME	7,454	21,366

INTEREST EXPENSE	(46)	(6,238)

Net Loss	$(636,449)	$(791,891)

Basic and Diluted Loss Per Share	$(0.36)	$(0.45)

Weighted Average Common Shares Outstanding	1,752,052	1,752,052

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
ASSETS

	September 30, 2003	June 30, 2003
CURRENT ASSETS
Cash and Cash Equivalents	$2,750,369	$3,504,414
Accounts Receivable, Net	372,705	191,669
Inventories	1,257,983	1,257,288
Prepaid Expenses and Other Current Assets	247,969	91,213
Assets Held for Sale	152,550	152,550
Total Current Assets	4,781,576	5,197,134
PROPERTY AND EQUIPMENT	4,039,063	4,013,680
Less: Accumulated Depreciation	(3,762,850)	(3,723,350)
Net Property and Equipment	276,213	290,330
OTHER ASSETS	241,377	236,156

TOTAL ASSETS	$5,299,166	$5,723,620

LIABILITIES AND STOCKHOLDERS’ EQUITY

TOTAL CURRENT LIABILITIES	$747,567	$534,017

CAPITAL LEASE OBLIGATION AND OTHER	—	1,555

STOCKHOLDERS’ EQUITY
Common Stock, $.01 par value-
Authorized — 20,000,000 shares at Issued and Outstanding – 1,752,052 shares at September 30, 2003 and June 30, 2003	17,521	17,521
Additional Paid-in Capital	27,770,175	27,770,175
Accumulated Deficit	(23,236,097)	(22,599,648)
Total Stockholders’ Equity	4,551,599	5,188,048

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,299,166	$5,723,620

Forward-looking statements contained in this news release, including those related to the Company’s products under development and revenue estimates, are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products, the risks associated with reliance on a few key customers; the Company’s ability to maintain compliance with requirements for continued listing on the NASDAQ SmallCap Market; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the

Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2003.

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